Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
GOLDEN RIVER RESOURCES CORPORATION
(Under section 242 of the General Corporation Law)

Golden River Resources Corporation, a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:                   The name of the Corporation is Golden River Resources Corporation.

SECOND:              The Certificate of Incorporation is hereby amended by striking out Article “VIII” thereof and by substituting in lieu of said Article the following provisions:

“VIII.The corporation shall be authorized to issue a total of four hundred million (400,000,000) shares of Common Stock, par value $.0001 per share."

THIRD:                  The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 14th day of December, 2009.

/s/ Peter Lee
Peter J. Lee
Director and Secretary

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